Exhibit 10.13

IMMUNOME, INC.

April 15, 2020

Re:          Immunome, Inc. – Consulting Arrangement

Dear Michael:

This letter agreement contains the terms and conditions of your engagement as a consultant to Immunome, Inc. (the “Company”).

1.            Scope of Engagement. You will serve as a consultant to the Company in connection with the project or projects described in Item 1 of Exhibit A (the “Project(s)”). You will render to the Company the consulting services in connection with the Project(s) as the Company may from time to time reasonably request. Your time commitment for performance of the services is, to the extent applicable, also described in Item 2 of Exhibit A.

2.            Compensation. As consideration for your services, the Company will compensate you in the manner described in Item 3 of Exhibit A.

3.            Term. The term of your engagement shall commence on the date identified above and continue until the sooner of the one-year anniversary thereof or the date on which the Project(s) is/are completed; provided, however, that either party may terminate this agreement at any time by giving the other 10 days’ advance written notice thereof in the manner described in paragraph 11 below.

4.            Confidentiality.

(a)       As a condition to your engagement by the Company, you agree, during the term of this agreement and at all times thereafter, to hold all “Confidential Information” (as defined below) in the strictest confidence and not to disclose or divulge any Confidential Information to any person or entity or use any Confidential Information for any purpose whatsoever other than in the performance of your consulting duties on behalf of the Company. You will take such security measures with respect to all Confidential Information known or acquired by you as may be reasonably necessary to protect and preserve the confidentiality thereof.

(b)       “Confidential Information” means any and all information relating to the business or operations of the Company or to the Project(s) not generally known by others, including, but not limited to, proprietary technology, trade secrets, patented processes, research and development activities and data, market studies and forecasts, competitive analysis, prevention and pricing policies, sales activities or procedures, the substance of agreements with customers and others, marketing arrangements, customer credit or other financial data, service and training programs and arrangements or customer lists, or any other proprietary or confidential information of the Company or other parties with whom the Company has business relations concerning the business and activities of the Company or of such other parties.

(c)       Notice Concerning Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing. You recognize that the Defend Trade Secrets Act of 2016 provides that: (i) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret under the Act that: (A) is made - (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

5.            Work Product. You acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of your service to the Company and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). Without limitation of the foregoing, all Immunome specific related Work Product shall be the sole property of the Company and you will disclose all Work Product to the Company promptly after it is generated. To the extent any Work Product is not a “work made for hire” as aforesaid, you hereby assign to the Company, and this agreement shall operate as an irrevocable and unconditional assignment by you to the Company of, all of your right, title and interest in such Work Product in perpetuity. You agree to execute and deliver any and all instruments and other documents and take such other actions as may be necessary or reasonably requested by the Company to document the aforesaid assignment and transfer of the Work Product to the Company, or to enable the Company to secure, register, maintain, enforce or otherwise fully protect its rights in and to the Work Product, in a timely manner. “Work Product” shall mean and include all Immunome specific related work product, reports and deliverables created, developed, conceived, compiled or otherwise generated by you in connection with a Project or otherwise as a result of tasks assigned by the Company.

7.            Other Obligations. You represent and warrant to the Company that your execution of this agreement and performance of your duties hereunder do not and will not violate the terms or conditions of any other agreement or understanding by which you are bound or subject, and that you know of no basis for any claim that you are so bound or subject. You will not disclose to or use on behalf of the Company any confidential or proprietary information belonging to any third party, unless written authorization from such third party is first obtained. You will not undertake any other obligations, or perform any other services, to the extent that doing so would conflict with your obligations to the Company.

9.            Relationship of the Parties. You shall serve the Company as an independent contractor, and not as a partner, agent, servant or employee. Under no circumstances shall you have, or hold yourself out as having, any right, power or authority to undertake, create or enter into any obligation or contract in the name or on behalf of the Company or to bind the Company in any respect. You shall not be entitled to receive any payments from the Company, by way of compensation, expenses, reimbursements or otherwise, except as specifically provided herein, or to participate in or receive benefits under any employee benefit plans maintained or sponsored by the Company or otherwise made available to the employees of the Company.

10.          Remedies. The Company’s remedy at law for breach or threat of breach of this agreement is inadequate. The Company shall have the right to injunctive relief in the event of any such breach or threatened breach, in addition to any other remedy available to the Company. The existence of any claim or cause of action of any nature or description that you may have against the Company or any employee or agent of the Company, whether predicated upon this agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained herein, but shall be litigated separately.

11.          Notices. All notices, requests, demands and other communication hereunder shall be made in writing and shall be deemed to have been duly given if delivered or sent by Federal Express or other reputable overnight courier service, by electronic facsimile transmission, or by prepaid certified mail, return receipt requested, if to the Company, addressed to the Chief Executive Officer of the Company at the Company’s principal executive offices, and if to you, addressed to you at your address set forth on page one of this agreement. Either party may change its or his address for notice hereunder by giving notice of change of address in the manner herein provided.

12.          Severability. If any provisions of this agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this agreement and of such term and condition, except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law. If the invalidity or unenforceability is due to the unreasonableness of the time or scope of any covenant or restriction, said covenant and/or restriction nevertheless shall be effective for such period of time or within such scope as may be determined to be reasonable by a court of competent jurisdiction.

13.          Waiver of Breach. No delay or omission by the Company in exercising any right under this agreement shall operate as a waiver of that right or of any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

14.          Entire agreement; Amendment. This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, in respect thereof. This agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and covenants hereof may be waived, only by a written instrument signed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance.

15.          Assignment and Benefit. You may not assign, subcontract or delegate this agreement or your rights or obligations under this agreement, and any attempt to do so is null and void. Subject to the preceding sentence, this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, legal representatives, successors and assigns.

16.          Governing Law. This agreement, and all questions arising in connection herewith, shall be governed by and construed in accordance with the laws of the State of Delaware, USA.

Please indicate your acceptance of and agreement to the foregoing terms and conditions of your engagement by signing below in the space provided. Upon your execution hereof, this letter will become a binding agreement as of the date of execution.

Very truly yours,

IMMUNOME, INC.

By:	/s/ Purnanand Sarma
Name: Purnanand Sarma
Title: Chief Executive Officer

I HEREBY ACKNOWLEDGE THAT I HAVE READ THE FOREGOING, AND THAT I UNDERSTAND AND AGREE TO EACH AND EVERY PROVISION.

/s/ Michael Lefenfeld
Signature of Consultant

Date: April 15, 2020

CONSULTING AGREEMENT

EXHIBIT A

Item 1. Description of the Project(s).

Assistance with pursuing and negotiating federal contracts and grants.

Item 2. Time Commitment.

As mutually agreed by the parties.

Item 3. Compensation.

A stock option grant for 66,666 shares, subject to Board approval.

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